UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  April 24, 2012

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

We announced on April 24, 2012 that first-quarter 2012 net income attributable to AT&T totaled $3.6 billion, or $0.60 per diluted share, compared to net income attributable to AT&T of $3.4 billion, or $0.57 per diluted share, in the first quarter of 2011.

On a reported basis, our first-quarter 2012 revenues were $31.8 billion, up $575 million from the first-quarter 2011. First quarter 2012 revenues reflect increased wireless service and equipment revenue and wireline data revenues partially offset by continued declines in wireline voice and print advertising revenues. Compared with results for the first quarter of 2011, operating expenses were $25.7 billion versus $25.4 billion; operating income was $6.1 billion, up from income of $5.8 billion; and AT&T's operating income margin was 19.2 percent, compared to 18.6 percent.

AT&T Mobility’s reported revenues for the first-quarter 2012 were $16.1 billion, up 5.4 percent versus the year-ago quarter. The increase in revenues reflected an increase in net subscribers and continued strong growth in data revenues.

AT&T Mobility recorded a net gain of 726,000 wireless subscribers in the first quarter of 2012, bringing AT&T’s wireless subscriber base to 103.9 million at March 31, 2012, compared to 97.5 million at March 31, 2011. The subscriber increase reflects gains in every customer category, continued adoption of smartphones and sales of tablets and connected devices such as automobile monitoring systems, security systems and a host of other emerging products. During the first quarter, net adds for connected devices on AT&T’s wireless network were 230,000, postpaid subscriber net adds were 187,000, reseller net adds were 184,000, and prepaid net adds were 125,000. For the quarter, average revenue per postpaid subscriber increased 1.7 percent versus the year-earlier quarter due to strong data revenue growth. Total average revenue per subscriber declined reflecting the continued growth of data-centric devices.

First quarter total smartphone sales were 5.5 million, including 4.3 million iPhone activations. Branded computing subscribers, which include tablets, aircards, Mi-Fi devices, tethering plans and other data-only devices, totaled 5.8 million, a gain of 460,000 in the first quarter of 2012. Branded computing subscribers are reflected in prepaid and postpaid subscriber totals (but tethering plans are not included in subscriber net adds). Tablet subscribers, including iPad- and Android-based devices, increased 240,000, about three-quarters of which were to postpaid subscribers.

Postpaid churn was 1.10 percent, compared to 1.18 percent in the year-ago first quarter and 1.21 percent in the fourth quarter of 2011. Total customer churn was 1.47 percent versus 1.36 percent in the first quarter of 2011 and 1.39 percent in the fourth quarter of 2011 due to higher reseller and connected device churn.

First-quarter 2012 reported wireless operating expenses totaled $11.7 billion, up 3.4 percent versus the first quarter of 2011. AT&T Mobility’s operating income margin was 27.2 percent compared to 25.8 percent in the year-ago quarter, reflecting further revenue growth from the company’s base of high-value smartphone subscribers and improved operating efficiencies.

Revenues from our Wireline segment were $14.9 billion, a 0.8 percent decrease from the year-ago quarter and were down slightly on a sequential quarterly basis. Revenues from our wireline business customers were $9.2 billion, a decrease of 0.8 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice partially offset by increases in Internet-Protocol-based data services. Revenues from our wireline consumer customers were $5.4 billion, an increase of 1.0 percent compared to the first-quarter 2011, driven by a continued increase in broadband and video revenues partially offset by the decline in voice revenues.

At March 31, 2012, our total switched access lines were 35.4 million compared with 40.6 million at March 31, 2011. The decline reflects continuing economic pressures on our customers as well as increasing competition from wireless, Voice over Internet Protocol and cable providers. Our total broadband connections were 16.5 million at March 31, 2012 and 2011. U-verse High Speed Internet subscribers totaled 5.9 million at March 31, 2012, a 60.9 percent increase over the year-earlier quarter. At March 31, 2012, the number of U-verse video subscribers totaled 4.0 million, with a net gain of 200,000 subscribers in the first quarter of 2012. U-verse penetration of eligible living units continues to grow and was at 16.8 percent in the first quarter of 2012, and 27.1 percent across areas marketed to for 42 months or more. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 164,000 in the quarter to reach 2.4 million.

First-quarter wireline operating expenses totaled $13.1 billion, down 1.2 percent from the year-ago quarter, driven by continuing initiatives to reduce cost. AT&T’s wireline operating margin was 12.2 percent, compared to 11.8 percent in the year-earlier quarter.

Repurchases of our common stock under our previously announced share repurchase authorization by our Board of Directors totaled 67.7 million shares, or $2.1 billion during the quarter ended March 31, 2012.

On April 9, 2012, we announced the sale of a majority stake in our AT&T Advertising Solutions and AT&T Interactive businesses. Under the terms of the agreement, we will receive a 47 percent equity interest in the new entity. The transaction is expected to close in mid-year 2012.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: April 24, 2012	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller